Exhibit 23







               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated January 16, 1998, accompanying the consolidated financial statements included in the 1997 Annual Report of National Penn Bancshares, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of National Penn Bancshares, Inc. on Form S-3 (File No 333-04729, effective May 30, 1996; File No. 33-86094, effective November 7, 1994; File No. 33-47067, effective April 29, 1992; and File No. 33-02567, effective January 8, 1986), and on Form S-8 (File No. 333-27101, File No. 333-27103, and File No. 333-27059, effective May 14, 1997; File No. 33-91630, effective April 27, 1995; File No. 33-87654, effective December 22, 1994; and File No. 33-15696, effective July 9, 1987).



 /s/  Grant Thornton, LLP
Grant Thornton, LLP
Philadelphia, Pennsylvania
March 25, 1998